Exhibit 99.1
Press Release Dated May 28, 2008

NEWS RELEASE
May 28, 2008

Farmers Capital Bank Corporation Announces Merger of Affiliates

Frankfort, Kentucky – In order to better serve the greater Lexington metropolitan area, Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced that it is in the preliminary stage of merging three of its subsidiary bank charters. The Company will seek formal approval for the merger by the appropriate regulatory agencies during the third quarter of 2008, with the closing of the merger to take effect in the fourth quarter of 2008.

The merger plan includes combining Farmers Bank & Trust Company, Georgetown, Citizens Bank of Jessamine County, Nicholasville, and United Bank & Trust Co. (“United Bank”), Versailles. The merged entity will operate under the United Bank name and have assets of $809 million and deposits of $545 million. After the merger, United Bank will serve customers at its 13 different branch locations and 36 ATM’s in Fayette, Scott, Woodford, and Jessamine counties. This includes 22 free-standing ATM’s located in Fayette County that may be utilized by our customers at no cost through our affiliation with Bluegrass Cash at participating Shell Food Mart stores.

Beneficial consolidations of operations will occur. However, the number of employees will not be immediately impacted by the merger. Initial costs will increase in the first full year following the transaction as the strategy is implemented. Cost savings are eventually expected following the transaction as operational efficiencies and certain other functions are consolidated.

The Company expects a seamless transition for its customers, both on an operational and personal banking level. G. Anthony Busseni, President and Chief Executive Officer of the Company, stated that “Customers will continue to receive high quality banking services and local decision-making from the same people that serve them today. The Company will benefit from the synergies that result from the combined, more efficient operation and the customers will greatly benefit from the increased number of locations available to serve them; it’s a win-win situation for everyone as the combined 299 years of banking history and experience come together.”

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.